Exhibit 99.1

HOTEL101 GLOBAL SIGNS DEFINITIVE MERGER AGREEMENT WITH JVSPAC ACQUISITION CORPORATION TO PUBLICLY LIST ON THE NASDAQ

Hong Kong, April 8, 2024 – The Singapore-headquartered subsidiary of Philippine-listed investment company DoubleDragon Corporation, Hotel101 Global Pte. Ltd. and affiliates (“HOTEL101” or “HBNB”) and JVSPAC Acquisition Corporation (Nasdaq: JVSA) (“JVSPAC”) announced today that they have entered into a definitive merger agreement. Hotel101 is a hotel prop-tech operator pioneering a globally standardized, asset-light “condotel” business model. Upon completion of the proposed business combination transaction, the combined entity is expected to be publicly listed on the NASDAQ under the ticker symbol “HBNB.”

Hotel101 is expected to have an equity value of over US$2.3 billion following completion of the transaction, which is expected to close during the second half of 2024 subject to regulatory and shareholder approvals and other customary closing conditions.

Management believes that Hotel101 is a global “one room” hotel chain poised to disrupt the tourism industry by offering identical, standardized hotel rooms around the world, creating what management believes to be unbeatable efficiency, simplicity, and value. Management believes Hotel101s are efficient to build, maintain, and operate – as well as to scale and expand through direct development, joint venture partnerships, and licensing.

Management believes that the Hotel101 platform is unlike anything available in any part of the world today: while it is similar to other short-term rental platforms because its inventory is generally owned by third-party individual condominium unit owners who can opt to list their unit on the Hotel101 platform, it is able to deliver consistency, security, and predictability for its guests, as well as arguably higher acceptance in the communities where it operates as all Hotel101 properties are purposely built as hospitality assets. The global opportunity that management sees in the hospitality space is that of standardization, which management believes brings unbeatable efficiency, especially for the value segment. In addition, Hotel101’s proprietary app adopts dynamic pricing for its room rates and is planned to offer self-check in, simplified by the availability of just one type of room.

Hannah Yulo-Luccini, CEO of Hotel101, said: “Hotel101’s asset-light business model allows us to generate revenues twice: first from the pre-selling of strata-titled individual hotel units during the construction phase; and second, from the long- term recurring revenue derived from day-to-day hotel operations following completion of the units. Building on the success of our business model in the Philippines – where we have several operating properties and a number under development – and our ongoing international expansion to Japan, Spain, and the U.S., we believe that a NASDAQ listing will provide Hotel101 with access to public capital markets and help accelerate our global expansion plans.”

Edgar “Injap” Sia II, Chairman and CEO of DoubleDragon Corporation and Founder of Hotel101, said: “With its unique and novel concept, we believe Hotel101 has significant potential to successfully expand globally. We expect this to have a network effect that will further elevate the brand and benefit all stakeholders within its ecosystem. The standardization of a Hotel101 room globally means that a customer knows exactly what to expect wherever they may be in the world. Management also expects this formula to result in creating sustained value for consumers globally.”

Albert Wong, Chairman, JVSPAC Acquisition Corporation, said: “Today marks a significant milestone towards the successful completion of the business combination between JVSPAC and Hotel101. We sought out a partner that aligns with our vision and are confident that this merger will position us for long-term success. We are pleased to work with Hotel101 and believe its unique business model and the track record of its founders will be a disruptive force in the hospitality industry. We are honored to be part of their journey and be the ones introducing their business to the public capital markets.”

By building properties at scale – what management believes to be roughly five times the size of other branded 3-star hotel chains – Hotel101 can offer its guests amenities that go well beyond what management believes to be the typical offering in the value segment. These amenities usually include in-room kitchenettes, pools, gyms, business centers, all-day dining, function rooms, 24/7 front desks, and children’s playgrounds – features that other mid-tier players do not typically provide.

Outside of the Philippines, Hotel101 has broken ground in Madrid, Spain to construct a 680-room property located in the Valdebebas area beside IFEMA Convention Complex, the Real Madrid Complex and the upcoming new F1 Grand Prix Track. Another 482-room property, Hotel101-Niseko, is under construction in Hokkaido, Japan; and a site has been secured in Los Angeles, California to build the first Hotel101 in the U.S.

Hotel101’s long term vision is to have one million rooms, operating in over 100 countries worldwide. As a first step, Hotel101 has identified the first 25 priority countries for expansion: the Philippines, Japan, Spain, the U.S., United Kingdom, the U.A.E., India, China, Thailand, Malaysia, Vietnam, Indonesia, Singapore, Cambodia, Bangladesh, Mexico, South Korea, Australia, Canada, Switzerland, Turkey, Italy, Germany, France, and Saudi Arabia.

About DoubleDragon Corporation

DoubleDragon Corporation currently has total assets of about US$3 billion, with a portfolio that spans over one million square meters of gross floor area principally from provincial community malls, a string of office buildings, a chain of industrial warehouse complexes and its chain of hotels.

DoubleDragon Corporation has been listed on the Philippine Stock Exchange since 2014 and is controlled by two entities that own a combined 70% majority stake: Injap Investments Inc., which is a private family holding company led by Filipino Entrepreneur Edgar “Injap” Sia II, who is also the Chairman of MerryMart Consumer Corp, and Founder of Mang Inasal, one of the largest QSR fast food chains in the Philippines which is now under Jollibee Foods Corp.; and Honeystar Holdings Corp., which is a private family holding company led by Filipino Entrepreneur Tony Tan Caktiong, who is also the Chairman and Founder of the global QSR fast food chain Jollibee Foods Corp. Jollibee is the largest fast food QSR company in the Philippines and one of the largest globally through its portfolio of food brands with over 6,000 branches worldwide. Jollibee Foods Corp. currently has a market capitalization of over US$4.6 billion.

About JVSPAC Acquisition Corporation

JVSPAC Acquisition Corporation is a blank check company incorporated for the purpose of effecting a business combination (Special Purpose Acquisition Company). Listed on the Nasdaq, JVSPAC is led by Chairman and CEO Mr. Albert Wong. Mr. Wong has over two decades of experience in management, investment, marketing and capital markets with a focus on capital raising, special situation advisory, portfolio and project management, and execution. Since 2010, Mr. Wong has been the CEO and Director of Kingsway Group Holdings, a distribution conglomerate with luxury products ranging from yachts, automotive and prestige lifestyle solutions. Kingsway is the sole distributor of Lamborghini in Hong Kong, Macau and Guangzhou. Kingsway is also the sole distributor of Koenigsegg Automotive, Rimac Automobili and Bugatti Automobiles for China (including Hong Kong and Macau). In addition, Kingsway works with Tesla Inc in the aftersales servicing business. Mr. Wong is also co-founder of JVSakk Group and has been its Executive Director since 2010. JVSakk is a Hong Kong-based financial firm providing services in securities brokerage, asset, and fund management. They are also a licensed insurance broker and real estate agency in Hong Kong. Mr. Wong is responsible for overseeing growth, strategy, and investment decisions, and as of the end of 2022, JVSakk has approximately HK$6 billion in assets under management. Since 2014, Mr. Wong has been a member of the Advisory and Operating Committee of Isola Capital Group, an asset management and family office platform servicing shareholders and investors to access proprietary investment opportunities and asset management solutions.

Learn more at: www.hotel101global.com

Media enquires: hotel101@brunswickgroup.com

Advisors

Merdeka Corporate Finance Limited is serving as financial advisor and Milbank (Hong Kong) LLP is serving as legal counsel to Hotel101 Global Pte. Ltd. Loeb & Loeb LLP is serving as U.S. legal advisor to JVSPAC Acquisition Corporation and DaHui Lawyers is serving as transaction counsel to JVSPAC Acquisition Corporation.

Additional information about the proposed transaction, including a copy of the business combination agreement, will be available on a Current Report on Form 8-K, to be filed by JVSPAC Acquisition Corporation with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov. In connection with the proposed transaction, JVSPAC and PubCo intend to jointly file the Registration Statement, which will include a proxy statement and a prospectus, with the SEC.

Forward Looking Statements

This press release includes “forward-looking statements” which may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated equity value of the combined company, Hotel101’s ability to scale and grow its business, the advantages and expected growth of the combined company, the combined company’s ability to source and retain talent, the cash position of the combined company following closing of the Transaction, JVSPAC’s and Hotel101’s ability to consummate the Transaction, and expectations related to the terms and timing of the Transaction, as applicable. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of JVSPAC’s and Hotel101’s management and are not predictions of actual performance.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of JVSPAC and Hotel101. These forward-looking statements are subject to a number of risks and uncertainties, including the ability of JVSPAC and Hotel101 to successfully or timely consummate the proposed Transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Transaction or approval of the shareholders of JVSPAC or Hotel101; failure to realize the anticipated benefits of the proposed Transaction; the combined company’s ability to execute on its business model, potential business expansion opportunities in foreign countries and growth strategies, retain and expand customers’ use of its hotel services and attract new customers, and source and maintain talent; risks relating to the combined company’s sources of cash and cash resources; risks relating to Hotel101’s business; risks relating to JVSPAC’s and the combined company’s vulnerability to security breaches; risks relating to the combined company’s ability to manage future growth; the effects of competition on the combined company’s future business; the amount of redemption requests made by JVSPAC’s public shareholders; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries involving the parties to the Transaction; the impact of the COVID-19 pandemic on Hotel101’s or the combined company’s business and the global economy; and those factors discussed in JVSPAC’s final prospectus related to its initial public offering dated January 18, 2024, under the heading “Risk Factors,” in JVSPAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 under the heading “Risk Factors” filed with the SEC on April 1, 2024 and other documents filed, or to be filed, by JVSPAC with the SEC. If any of these risks materializes or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither JVSPAC nor Hotel101 presently knows or that JVSPAC and Hotel101 currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect JVSPAC’s and Hotel101’s expectations, plans or forecasts of future events and views as of the date of this press release. JVSPAC and Hotel101 anticipate that subsequent events and developments will cause JVSPAC’s and Hotel101’s assessments to change. However, while JVSPAC and Hotel101 may elect to update these forward-looking statements at some point in the future, JVSPAC and Hotel101 specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing JVSPAC’s and Hotel101’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information About the Proposed Transaction and Where to Find It

The proposed Transaction will be submitted to shareholders of JVSPAC for their consideration and approval. JVSPAC and PubCo intend to jointly file a registration statement (the “Registration Statement”) with the SEC which will include preliminary and definitive proxy statements to be distributed to JVSPAC’s shareholders in connection with JVSPAC’s solicitation for proxies for the vote by JVSPAC’s shareholders in connection with the proposed Transaction and other matters as described in the Registration Statement, as well as a prospectus relating to the offer of the securities to be issued to Hotel101’s shareholders in connection with the completion of the proposed Transaction. After the Registration Statement is filed and declared effective, JVSPAC will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed Transaction. JVSPAC’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with JVSPAC’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed Transaction, because these documents will contain important information about JVSPAC, Hotel101 and the proposed Transaction. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed Transaction and other documents filed with the SEC by JVSPAC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to JVSPAC.

Participants in the Solicitation

JVSPAC, DoubleDragon Corporation, Hotel101, and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from JVSPAC’s shareholders in connection with the proposed Transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of JVSPAC’s shareholders in connection with the proposed Transaction will be set forth in the proxy statement/prospectus to be filed with the SEC in connection with the Transaction. You can find more information about JVSPAC’s directors and executive officers in JVSPAC’s final prospectus related to its initial public offering dated January 18, 2024. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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